EXHIBIT d(3)

March 9, 2005

Acxiom Corporation

1 Information Way

Little Rock, Arkansas 72203-8180

Confidentiality Agreement

Ladies and Gentlemen:

In connection with the possible transaction (“Proposed Transaction”) between Digital Impact (the “Company”) and Acxiom Corporation (“Counterparty”), and in order to allow Digital Impact and Counterparty to evaluate the Proposed Transaction, each of Digital Impact and Counterparty have and will deliver to the other party hereto, upon the execution and delivery of this letter agreement by such other party, certain information about its properties, employees, finances, businesses and operations (such party when disclosing such information being the “Disclosing Party” and when receiving such information being the “Receiving Party”). All information (i) about the Disclosing Party or (ii) about any third party (which information was provided to the Disclosing Party subject to an applicable confidentiality obligation to such third party), furnished by the Disclosing Party or its Representatives (as defined below) to the Receiving Party or its Representatives, whether furnished before or after the date hereof, and regardless of the manner in which it is furnished, is referred to in this letter agreement as “Proprietary Information.” Proprietary Information shall not include, however, information which (i) is or becomes generally available to the public other than as a result of a disclosure by the Receiving Party or its Representatives in violation of this letter agreement; (ii) was available to the Receiving Party on a nonconfidential basis prior to its disclosure by the Disclosing Party or its Representatives; (iii) becomes available to the Receiving Party on a nonconfidential basis from a person other than the Disclosing Party or its Representatives who is not otherwise bound by a confidentiality agreement with the Disclosing Party or any or its Representatives, or is not otherwise under an obligation to the Disclosing Party or any of its Representatives to not transmit the information to the Receiving Party; or (iv) was independently developed by the Receiving Party without reference to or use of the Proprietary Information. For purposes of this letter agreement, (i) “Representative” shall mean, as to any person, its affiliates, directors, officers, employees, agents and advisors (including, without limitation, financial advisors, attorneys and accountants) and (ii) “person” shall be broadly interpreted to include, without limitation, any corporation, company, partnership, other entity or individual.

Subject to the immediately succeeding paragraph, unless otherwise agreed to in writing by the Disclosing Party, the Receiving Party (i) except as required by law, shall keep all Proprietary Information confidential, shall not disclose or reveal any Proprietary Information to any person other

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than its Representatives who are actively and directly participating in its evaluation of the Proposed Transaction or who otherwise need to know the Proprietary Information for the purpose of evaluating the Proposed Transaction and shall cause those persons to observe the terms of this letter agreement; (ii) shall not use Proprietary Information for any purpose other than in connection with its evaluation of the Proposed Transaction or the consummation of the Proposed Transaction in a manner that the Disclosing Party has approved; and (iii) except as required by law, shall not disclose to any person (other than those of its Representatives who are actively and directly participating in its evaluation of the Proposed Transaction or who otherwise need to know for the purpose of evaluating the Proposed Transaction and, in the case of its Representatives, whom it will cause to observe the terms of this letter agreement) any information about the Proposed Transaction, or the terms or conditions or any other facts relating thereto, including, without limitation, the fact that discussions are taking place with respect thereto or the status thereof, or the fact that Proprietary Information has been made available to the Receiving Party or its Representatives. The Receiving Party shall be responsible for any breach of the terms of this letter agreement by it or its Representatives.

In the event that the Receiving Party or any of its Representatives are requested pursuant to, or required by, applicable law or regulation (including, without limitation, any rule, regulation or policy statement of any national securities exchange, market or automated quotation system on which any of the Receiving Party’s securities are listed or quoted) or by legal process to disclose any Proprietary Information or any other information concerning the Disclosing Party or the Proposed Transaction, the Receiving Party shall provide the Disclosing Party with prompt notice of such request or requirement in order to enable the Disclosing Party (i) to seek an appropriate protective order or other remedy, (ii) to consult with the Receiving Party with respect to the Disclosing Party’s taking steps to resist or narrow the scope of such request or legal process or (iii) to waive compliance, in whole or in part, with the terms of this letter agreement. In the event that such protective order or other remedy is not obtained, or the Disclosing Party waives compliance, in whole or in part, with the terms of this letter agreement, the Receiving Party or its Representative shall use commercially reasonable efforts to disclose only that portion of the Proprietary Information which is legally required to be disclosed and to ensure that all Proprietary Information that is so disclosed will be accorded confidential treatment. In the event that the Receiving Party or its Representatives shall have complied fully with the provisions of this paragraph, such disclosure may be made by the Receiving Party or its Representatives without any liability hereunder.

For the twelve-month period from the date of this letter agreement, neither party hereto nor any of its Representatives shall, without the prior written consent of the other party or its board of directors:

1.    acquire, offer to acquire, or agree to acquire, directly or indirectly, by purchase or otherwise, any voting securities or direct or indirect rights to acquire any voting securities of the other party or any subsidiary thereof, or of any successor to or person in control of the other party, or any assets of the other party or any subsidiary or division thereof or of any such successor or

March 9, 2005

controlling person; provided, however, that either party may submit a confidential proposal relating to any of the foregoing directly to the other party without the prior written consent of the other party or its board of directors;

2.    make, or in any way participate, directly or indirectly, in any “solicitation” of “proxies” to vote (as such terms are used in the rules of the Securities and Exchange Commission (“SEC”)), or seek to advise or influence any person or entity with respect to the voting of any voting securities of the other party;

3.    make any public announcement with respect to any extraordinary transaction (or a proposal or offer therefor) involving the other party or any of its securities or assets, or subject to the proviso in paragraph 1 above, submit a proposal for or offer of (with or without conditions) any extraordinary transaction involving the other party or any of its securities or assets;

4.    form, join or in any way participate in a “group” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), in connection with any of the foregoing;

5.    otherwise act or seek to control or influence the management, Board of Directors or policies of the other party;

6.    take any action that could reasonably be expected to require the other party to make a public announcement regarding the possibility of any of the events described in clauses (a) through (e) above; or

7.    request the other party or any of its Representatives, directly or indirectly, to amend or waive any provision of this paragraph.

To the extent that any Proprietary Information may include material subject to the attorney-client privilege, work product doctrine or any other applicable privilege concerning pending or threatened legal proceedings or governmental investigations, the parties understand and agree that they have a commonality of interest with respect to such matters and it is their desire, intention and mutual understanding that the sharing of such material is not intended to, and shall not, waive or diminish in any way the confidentiality of such material or its continued protection under the attorney-client privilege, work product doctrine or other applicable privilege. All Proprietary Information provided by a party that is entitled to protection under the attorney-client privilege, work product doctrine or other applicable privilege shall remain entitled to such protection under these privileges, this agreement, and under the joint defense doctrine. Nothing in this letter agreement obligates any party to reveal material subject to the attorney-client privilege, work product doctrine or any other applicable privilege.

Notwithstanding anything in this letter agreement to the contrary, the Disclosing Party hereby represents and warrants that such party may rightfully disclose or make available the

March 9, 2005

Proprietary Information to the Receiving Party without the violation of any contractual, legal, fiduciary or other obligation to any person, and the Disclosing Party shall indemnify and hold harmless in full the Receiving Party and its Representatives against any and all damages, costs and expenses of any nature whatsoever (including, without limitation, attorneys’ fees) incurred by the Receiving Party or its Representatives in connection with the breach of such representation and warranty.

If either party hereto shall determine that it does not wish to proceed with the Proposed Transaction, such party shall promptly advise the other party of that decision. In that case, or in the event that the Disclosing Party, in its sole discretion, so requests or the Proposed Transaction is not consummated by the Receiving Party, the Receiving Party shall, upon the Disclosing Party’s written request, promptly deliver to the Disclosing Party all Proprietary Information, and, at the Receiving Party’s election, return or destroy (provided that any such destruction shall be certified by a duly authorized Representative of the Receiving Party) all copies, reproductions, summaries, analyses or extracts thereof or based thereon (whether in hard-copy form or on intangible media, such as electronic mail or computer files) in the Receiving Party’s possession or in the possession of any Representative of the Receiving Party; provided, however, that if a legal proceeding has been instituted to seek disclosure of the Proprietary Information, such material shall not be destroyed until the proceeding is settled or a final judgment with respect thereto has been rendered.

Subject to the terms and conditions of a definitive agreement regarding the Proposed Transaction and without prejudice thereto, each party hereto acknowledges that neither it nor its Representatives nor any of the officers, directors, employees, agents or controlling persons of such Representatives makes any express or implied representation or warranty as to the completeness of the Proprietary Information. The Receiving Party shall not be entitled to rely on the completeness of any Proprietary Information, but shall be entitled to rely solely on such representations and warranties regarding the completeness of the Proprietary Information as may be made to it in any definitive agreement relating to the Proposed Transaction, subject to the terms and conditions of such agreement.

Until a definitive agreement regarding the Proposed Transaction has been executed by the parties hereto, neither party hereto shall be under any legal obligation or have any liability to the other party of any nature whatsoever with respect to the Proposed Transaction by virtue of this letter agreement or otherwise (other than with respect to the confidentiality and other matters set forth herein). Each party hereto and its Representatives (i) may conduct the process that may or may not result in the Proposed Transaction in such manner as such party, in its sole discretion, may determine (including, without limitation, negotiating and entering into a definitive agreement with any third party without notice to the other party) and (ii) reserves the right to change (in its sole discretion, at any time and without notice to the other party) the procedures relating to the parties’ consideration of the Proposed Transaction (including, without limitation, terminating all further discussions with the other party and requesting that the other party return or destroy the Proprietary Information as described above).

March 9, 2005

Each party is aware, and will advise its Representatives who are informed of the matters that are the subject of this letter agreement, of the restrictions imposed by the United States securities laws on the purchase or sale of securities by any person who has received material, non-public information from the issuer of such securities and on the communication of such information to any other person when it is reasonably foreseeable that such other person is likely to purchase or sell such securities in reliance upon such information.

Without prejudice to the rights and remedies otherwise available to either party hereto, each party hereto shall be entitled to equitable relief by way of injunction or otherwise if the other party or any of its Representatives breach or threaten to breach any of the provisions of this letter agreement. In the event of litigation relating to this letter agreement, if a court of competent jurisdiction determines in a final order from which there is no appeal that this letter agreement has been breached by a party or by its Representatives, the breaching party or the party whose Representatives have breached this Agreement, as the case may be, will reimburse the other party for its costs and expenses (including, without limitation, legal fees and expenses) incurred in connection with the enforcement of this letter agreement and such litigation.

It is further understood and agreed that no failure or delay by either party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

This letter agreement shall be governed by and construed in accordance with the laws of the State of California, without giving effect to its principles or rules regarding conflicts of laws, other than such principles directing application of California law. Each party hereby consents to the institution and resolution of any action or proceeding of any kind or nature with respect to or arising out of this agreement brought by any party hereto in the federal or state courts located within the State of California.

This letter agreement contains the entire agreement between the parties hereto concerning confidentiality of their respective Proprietary Information, and no modification of this letter agreement or waiver of the terms and conditions hereof shall be binding upon either party hereto, unless approved in writing by each such party.

March 9, 2005

Please confirm your agreement with the foregoing by signing and returning to the undersigned the duplicate copy of this letter enclosed herewith.

DIGITAL IMPACT, INC.

By:	/s/ David Oppenheimer
Name:	David Oppenheimer
Title:	Chief Financial Officer

ACCEPTED AND AGREED as of the date first written above:

ACXIOM CORPORATION

By:	/s/ Jerry C. Jones
Name:	Jerry C. Jones
Title:	Legal Leader and Business Development Leader, Acxiom Corporation